Exhibit 21

LIST OF SUBSIDIARIES OF MASTERCARD INCORPORATED

The following is a list of subsidiaries of Mastercard Incorporated as of December 31, 2017, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary:

Name	Jurisdiction
Global Mastercard Holdings LP	United Kingdom
Mastercard A&M Investment Holdings, LLC	Delaware
Mastercard Asia/Pacific Pte. Ltd.	Singapore
MasterCard Brasil Soluções de Pagamento Ltda.	Brazil
Mastercard/Europay U.K. Limited	United Kingdom
Mastercard Europe SA	Belgium
Mastercard Europe Services Limited	United Kingdom
Mastercard European Holding LLC	Delaware
Mastercard European Maatschap	Belgium
Mastercard European Share Holding B.V.	Netherlands
Mastercard Financing Pte. Ltd.	Singapore
Mastercard Financing Solutions LLC	Delaware
Mastercard Financing UK LP	United Kingdom
Mastercard Global Partners LP	Singapore
Mastercard Holdings LP	United Kingdom
Mastercard International Global Maatschap	Belgium
Mastercard International Incorporated	Delaware
Mastercard Netherlands B.V.	Netherlands
Mastercard Partners II LLC	Delaware
Mastercard Payment Gateway Services Group Limited	United Kingdom
Mastercard Technologies, LLC	Delaware
Mastercard UK Holdco Limited	United Kingdom
Mastercard US Holdings LLC	Delaware
Purchase Street Research, LLC	Delaware

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